Exhibit 3

Registrant	Assets	Amount of Single Insured Bond
Columbia ETF Trust I	$1,182,055,170	$1,250,000
Columbia ETF Trust II	$425,436,272	$750,000
Columbia Funds Series Trust	$23,787,692,212	$2,500,000
Columbia Funds Series Trust I	$118,984,202,459	$2,500,000
Columbia Funds Series Trust II	$69,385,488,144	$2,500,000
Columbia Funds Variable Insurance Trust	$25,081,246,798	$2,500,000
Columbia Funds Variable Series Trust II	$95,598,275,510	$2,500,000
Columbia Seligman Premium Technology Growth Fund, Inc.	$457,515,769	$750,000
Tri-Continental Corporation	$1,705,371,009	$1,500,000